Exhibit 5.1

December 26, 2006

VIA ELECTRONIC TRANSMISSION Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549 Re: Microfield Group, Inc. Our File No. MIC18-1

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Microfield Group, Inc., an Oregon corporation (the “Company”), with the Securities and Exchange Commission on December 26, 2006.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the capacity of those signing, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the 20,605,000 shares of common stock, no par value per share, that are issuable upon exercise of options pursuant to the Amended 2004 Stock Incentive Plan and the Restated 1995 Stock Incentive Plan (each an “Option Plan”) being registered pursuant to the Registration Statement when issued and delivered in accordance with the terms of each Option Plan will be duly authorized, validly issued, and fully paid and nonassessable.

In rendering this Opinion, we have assumed without investigation that, with respect to each offer, issuance, sale, and delivery by the Company of shares of common stock of the Company upon exercise of the options referred to herein and each purchase of such shares of common stock by the purchaser thereof, (a) the shares of common stock so issuable will be validly authorized on the dates of exercise, (b) on the dates of exercise, each Option Plan is duly adopted and the options issuable thereunder will have been duly executed, issued, and delivered, will constitute the legal, valid, and binding obligations of the Company, and will

INDEPENDENT MEMBER OF MERITAS
WITH AFFILIATED OFFICES IN MORE THAN 250 CITIES AND 60 FOREIGN COUNTRIES

Securities and Exchange Commission
December 26, 2006

(subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors’ rights generally) be enforceable as to the Company in accordance with their terms and the terms of the applicable Option Plan, (c) no change occurs in the applicable law or the pertinent facts, (d) the pertinent provisions of such “blue-sky” and securities laws as may be applicable have been complied with and (e) the options are exercised in accordance with their terms and the terms of the applicable Option Plan.

This opinion is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein.  Our opinion is limited to the matters stated herein and no other opinion may be implied or inferred.  Regardless of the states in which members of this firm are licensed to practice, our opinion is limited to the laws of Oregon and to any applicable federal laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Dunn Carney Allen Higgins & Tongue LLP

DUNN CARNEY ALLEN HIGGINS & TONGUE LLP